STIFEL FINANCIAL CORP.
Form 8-K Dated August 6, 2003
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

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One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact: James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp.
Reports Unaudited Second Quarter and Six-Month Results
Record Quarterly Revenues

St. Louis, Missouri, August 6, 2003 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $2.5 million, or $0.31 per diluted share on record net revenues of $52.3 million for the quarter ended June 30, 2003, compared to net income of $2.0 million or $0.25 per diluted share, on net revenues of $49.5 million for the comparable quarter of 2002.

For the six months ended June 30, 2003, net income was $3.2 million or $0.40 per diluted share, compared with $3.7 million or $0.45 per diluted share for the same period one year earlier. Net revenues for the first six months of 2003 were $95.0 million, compared to a record $97.4 million the previous year. At June 30, 2003, the Company's equity was $86.6 million, resulting in book value per share of $12.51.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "We are pleased to report to our shareholders record quarterly revenues and improved profitability. Our results were led by a strong performance in our Private Client Group, driven in part by improved investor sentiment. We have a strong pipeline of both equity and fixed-income transactions which, if favorable market conditions continue, bodes well for the second half of the year."

Second Quarter Discussion

Net revenues for the quarter increased 5% to a record $52.3 million from $49.5 million in the prior year second quarter and increased 22% from the first quarter of 2003. Reflecting the improved market conditions, especially with respect to individual investors, commissions and principal transactions revenue increased 21% to $32.6 million from $26.9 million in the same period last year and increased 25% from the first quarter of 2003. Investment banking revenues decreased 22% to $10.8 million in the second quarter of 2003 from $13.7 million in the prior year second quarter and increased 25% from the first quarter of 2003. Other income of $7.1 million increased 4% from the second quarter of 2002 and increased 13% from the first quarter of 2003. Net interest declined 15% to $1.7 million from $2.0 million in the prior year second quarter and decreased 4% from the first quarter of 2003.

Total non-interest expenses in the 2003 second quarter were $48.0 million, up 4% from $46.1 million in the same period of 2002, and up 16% from the first quarter of 2003. Employee compensation and benefits increased 7% to $35.2 million from $33.1 million in the prior year second quarter and increased 19% from the first quarter of 2003. As a percentage of net revenues, compensation totaled 67.4% in the second quarter of 2003, 66.7% in the 2002 comparable quarter, and 69.5% in the first quarter of 2003. A significant portion of compensation and benefits expense includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 63.5% in the second quarter of 2003, 62.4% in the 2002 comparable quarter, and 64.5% in the first quarter 2003. Excluding compensation and benefits, non-interest expenses decreased 2% from the prior year second quarter and increased 8% from the first quarter 2003.

Six-Month Discussion

Year-to-date net revenues decreased 2% to $95.0 million from a record $97.4 million in the prior year. Commissions and principal transactions revenue increased 7% to $58.7 million from $54.8 million. Investment banking revenues decreased 21% to $19.4 million from $24.6 million in the prior year. Other income of $13.4 million remained unchanged from the prior year. Net interest declined 20% to $3.5 million from $4.4 million in the prior year.

Total non-interest expenses were $89.6 million, down 2% from $91.1 million in the same period of 2002. Employee compensation and benefits decreased 2% to $64.9 million from $66.2 million. As a percentage of net revenues, compensation totaled 68.3% in 2003, compared to 68.0% in the same period one year earlier. Excluding transition pay, compensation and benefits as a percentage of net revenues totaled 64.0%, as compared to 63.2% in the previous year. Excluding compensation and benefits, non-interest expenses decreased 1% from the prior year.

Business Segment Results for the Three Months Ended June 30, 2003:

    Private Client Group ("PCG") net revenues for the second quarter of 2003 were $40.4 million, an increase of 17% from the second quarter of 2002, and 25% above the first quarter of 2003. PCG operating contribution totaled $7.9 million, a 58% increase from the second quarter of 2002 and a 115% increase from the 2003 first quarter.

    Equity Capital Markets ("ECM") recorded net revenues of $7.2 million, a decrease of 19%, over the same quarter last year, but increased 28% from the previous quarter of 2003. ECM operating contribution totaled $1.2 million, a 47% decrease from the second quarter of 2002 and a 146% increase from the 2003 first quarter. The Company lead or co-managed 18 equity or trust preferred offerings during the second quarter 2003, compared to 15 in the same period one year earlier and 6 during the first quarter of 2003.

    Fixed Income Capital Markets ("FICM") posted net revenues of $3.3 million, a decrease of 31% from the prior year second quarter and a 15% decrease from the previous quarter of 2003. During the 2003 second quarter, FICM recorded an operating contribution of $344,000, versus a contribution of $1.4 million in the second quarter of 2002, and an operating contribution of $946,000 in the 2003 first quarter. The FICM senior or co-managed 34 offerings during the second quarter 2003, compared to 37 offerings in the same period one year earlier and 29 during the first quarter of 2003.

Business Segment Results for the Six-Months Ended June 30, 2003:

    PCG net revenues for the first six months of 2003 were $72.9 million, an increase of 5% from the same period of 2002. PCG operating contribution totaled $11.5 million, a 14% increase from the same period one year earlier.

    ECM recorded net revenues of $12.8 million, a decrease of 28% over the same period last year. ECM operating contribution totaled $1.7 million, a 66% decrease from the first six months of 2002. During the first six months of 2003 ECM lead or co-managed 24 equity or trust preferred offerings, compared to 25 in the first six-months of 2002.

    FICM posted net revenues of $7.1 million, a decrease of 1% from the prior year's first six months. FICM recorded an operating contribution of $1.3 million, an 8% increase from the same period one year earlier. During the first six months of 2003, FICM senior or co-managed 63 offerings, compared to 64 offerings in the first six months of the prior year.

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 82 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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(Table attached)

Stifel Financial Corp., Consolidated
Summary Of Results Of Operations (Unaudited)
(In Thousands, Except Per Share Amounts)
	Three Months Ended			Percent Change From		Six Months Ended		Change
	6/30/2003	3/31/2003	6/30/2002	3/31/2003	6/30/2002	6/30/2003	6/30/2002	Percent
Revenues
Commissions	$ 22,300	$ 16,235	$ 18,410	37%	21%	$ 38,535	$ 37,444	3%
Principal transactions	10,335	9,816	8,508	5%	21%	20,151	17,434	16%
Investment banking	10,764	8,587	13,749	25%	-22%	19,351	24,590	-21%
Other	7,123	6,293	6,843	13%	4%	13,416	13,445	0%
Total operating revenues	50,522	40,931	47,510	23%	6%	91,453	92,913	-2%
Interest revenue	3,024	3,165	3,842	-4%	-21%	6,189	7,526	-18%
Total revenues	53,546	44,096	51,352	21%	4%	97,642	100,439	-3%
Less: Interest expense	1,294	1,363	1,804	-5%	-28%	2,657	3,088	-14%
Net revenues	52,252	42,733	49,548	22%	5%	94,985	97,351	-2%
Non-Interest Expenses
Employee compensation and benefits	35,225	29,689	33,057	19%	7%	64,914	66,167	-2%
Occupancy and equipment rental	4,798	4,767	4,657	1%	3%	9,565	9,172	4%
Communication and office supplies	2,651	2,757	2,836	-4%	-7%	5,408	5,406	0%
Commissions and floor brokerage	829	689	807	20%	3%	1,518	1,678	-10%
Other operating expenses	4,561	3,626	4,773	26%	-4%	8,187	8,663	-5%
Total non-interest expenses	48,064	41,528	46,130	16%	4%	89,592	91,086	-2%
Income before income taxes	4,188	1,205	3,418	248%	23%	5,393	6,265	-14%
Provision for income taxes	1,690	483	1,373	250%	23%	2,173	2,519	-14%
Net income	$ 2,498	$ 722	$ 2,045	246%	22%	$ 3,220	$ 3,746	-14%
Per Share Information
	Three Months Ended			Percent Change From		Six Months Ended		Change
	6/30/2003	3/31/2003	6/30/2002	3/31/2003	6/30/2002	6/30/2003	6/30/2002	Percent
Earnings Per Share:
Basic	$ 0.36	$ 0.10	$ 0.29	260%	24%	$ 0.47	$ 0.52	-10%
Diluted	$ 0.31	$ 0.09	$ 0.25	244%	24%	$ 0.40	$ 0.45	-11%
Number of Shares for Earnings Per Share Computations:
Basic shares	6,926	6,904	7,123	0%	-3%	6,915	7,176	-4%
Diluted shares	8,138	7,953	8,308	2%	-2%	8,046	8,287	-3%
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp., Consolidated
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)
Segment Data
	Three Months Ended		Percent Change From			Six Months Ended		Change
Net Revenues	6/30/2003	3/31/2003	6/30/2002	3/31/2003	6/30/2002	6/30/2003	6/30/2002	Percent
Private client	$ 40,431	$ 32,462	$ 34,663	25%	17%	$ 72,893	$ 69,635	5%
Equity capital markets	7,210	5,613	8,930	28%	-19%	12,823	17,825	-28%
Fixed income capital markets	3,280	3,844	4,771	-15%	-31%	7,124	7,173	-1%
Other	1,331	814	1,184	64%	12%	2,145	2,718	-21%
Total net revenues	$ 2,252	$ 42,733	$ 49,548	22%	5%	$ 94,985	$ 97,351	-2%
Operating Contribution
Private client	$ 7,866	$ 3,660	$ 4,975	115%	58%	$ 11,526	$ 10,069	14%
Equity capital markets	1,188	483	2,260	146%	-47%	1,671	4,858	-66%
Fixed income capital markets	344	946	1,391	-64%	-75%	1,290	1,195	8%
Other / unallocated overhead	(5,210)	(3,884)	(5,208)	n/a	n/a	(9,094)	(9,857)	n/a
Income before income taxes	$ 4,188	$ 1,205	$ 3,418	248%	23%	$ 5,393	$ 6,265	-14%
Statistical Information
	Three Months Ended			Percent Change From	Six Months Ended			Change
	6/30/2003	3/31/2003	6/30/2002	3/31/2003	6/30/2002	6/30/2003	6/30/2002	Percent
Total Operating Revenues	$ 50,522	$ 40,931	$ 47,510	23%	6%	$ 91,453	$ 92,913	-2%
Net Operating Interest	2,506	2,578	2,709	-3%	-7%	5,084	5,309	-4%
Non-Interest Expenses (1)	45,360	38,725	43,550	17%	4%	84,085	85,426	-2%
Adjusted EBITDA (2)	7,668	4,784	6,669	60%	15%	12,452	12,796	-3%
Amortization and Depreciation	2,704	2,803	2,580	-4%	5%	5,507	5,660	-3%
Interest on Long-Term Debt (3)	776	776	671	0%	16%	1,552	871	78%
Income before income taxes	4,188	1,205	3,418	248%	23%	5,393	6,265	-14%
Provision for income taxes	1,690	483	1,373	250%	23%	2,173	2,519	-14%
Net income	$ 2,498	$ 722	$ 2,045	246%	22%	$ 3,220	$ 3,746	-14%

Earnings Per Share:
Diluted	$ 0.31	$ 0.09	$ 0.25	244%	24%	$ 0.40	$ 0.45	-11%

Stockholders' Equity	$ 86,564	$ 83,115	$ 82,393	4%	5%
Book Value Per Share	$ 12.51	$ 11.99	$ 11.67	4%	7%
Total Assets	$ 413,355	$ 425,263	$ 476,583	-3%	-13%
Investment Executives	426	420	411	1%	4%
Full-Time Employees	1,138	1,136	1,137	0%	0%
Locations	83	82	78	1%	6%
Total Client Assets	$18,201,000	$16,154,000	$16,826,000	13%	8%
(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt composed of: 9% $34.5 million Trust Preferred issued April 25, 2002 and 8% $10 million note to Western & Southern Life Insurance Company extinguished April 30, 2002.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

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